PureCycle Announces Appointment of a New Member to the Board of Directors

Dr. Siri Jirapongphan Joins PureCycle Board; Jeffrey R. Fieler Resigns as Director

Orlando, Fla. – November 3, 2025 – PureCycle Technologies, Inc. (Nasdaq: PCT), a U.S.-based company revolutionizing plastic recycling, announced today the appointment of Dr. Siri Jirapongphan to its board of directors, effective October 28, 2025.

Dr. Jirapongphan currently serves as an independent director and Chairman of the Audit Committee of Bangkok Bank PLC. Additionally, he has served as Director and Treasurer of the Petroleum and Energy Institute of Thailand Foundation and as Chairman of the board of directors of IRPC PLC. Further, Dr. Jirapongphan previously served in several roles with public commissions in Thailand and in commercial organizations, including as Minister of Energy for Thailand from 2017 to 2019. Dr. Jirapongphan received a doctorate degree in chemical engineering from Massachusetts Institute of Technology and a bachelor’s degree in chemical engineering (with Honors) from the California Institute of Technology.

PureCycle CEO Dustin Olson said, “Dr. Siri is one of the most impressive individuals I have ever met and his guidance and technical expertise will be integral as we continue to bring our dissolution recycling technology to the world. His deep understanding of the landscape in Thailand will be key to our growth as we begin our global expansion with our first international facility in Rayong.”

PureCycle also announced that Jeffrey R. Fieler stepped down from the Board after more than four years of service. Mr. Fieler also stepped in as PureCycle’s interim Chief Financial Officer for nearly three months in 2024.

PureCycle Chairman of the Board Dan Coombs said, “Jeff is one of the brightest minds I’ve been around, and his leadership on the Board has been instrumental in PureCycle’s growth over the last four years. His willingness to step in and serve as the interim CFO showed how much he cares about this company. We will be forever grateful for his time helping to lead PureCycle.”

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PureCycle Contact

Christian Bruey

cbruey@purecycle.com

Investor Relations Contact

Eric DeNatale

edenatale@purecycle.com

About PureCycle Technologies

PureCycle Technologies LLC, a subsidiary of PureCycle Technologies, Inc., holds a global license for the only patented dissolution recycling technology, developed by The Procter & Gamble Company (P&G), that is designed to transform polypropylene plastic waste (designated as #5 plastic) into a continuously renewable resource. The unique purification process removes color, odor, and other impurities from #5 plastic waste resulting in our PureFive™ resin that can be recycled and reused multiple times, changing our relationship with plastic. www.purecycle.com